JPMorgan Funds - JPMorgan Trust III
Rule 10f-3 Transactions
For the period from November 1, 2015 to April 30, 2016

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Multi-Manager Alternatives Fund
Trade Date 11/18/2015
Issuer Black Hills Corporation (BKH) Secondary
Cusip EP0496380
Shares 6,000
Offering Price $50.00
Spread $1.500
Cost $300,000
Dealer Executing Trade Credit Suisse
% of Offering  purchased by firm 0.12%
Syndicate Members Credit Suisse / Wells Fargo Securities / RBC Capital Markets / BofA Merrill Lynch
/ J.P. Morgan / Morgan Stanley / US Bancorp